Harbor Florida Bancshares, Inc. to Present at Keefe, Bruyette & Woods Annual Community Bank Investor Conference

For Immediate Release: July 29, 2003

(Fort Pierce, FL) Harbor Florida Bancshares, Inc. (NASDAQ-HARB), the holding company for Harbor Federal Savings Bank announced today that it would be participating in the Keefe, Bruyette & Woods Fourth Annual Community Bank Investor Conference in New York on July 29 thru 31. The Conference will be webcast on the KBW website, www.kbw.com.

Michael J. Brown, Sr., Harbor's President and Chief Executive Officer, is scheduled to make a presentation at 9:40a.m. (EDT) on Thursday, July 31 at the conference. The presentation slides will be available on Harbor's website located at www.harborfederal.com.

Harbor Federal is located in Fort Pierce, Florida and has 33 offices located in a six-county area of East Central Florida. Harbor Florida Bancshares, Inc. common stock trades on the NASDAQ National Market under the symbol HARB.